Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-283969
The information in this pricing supplement is not complete and may be changed. This pricing supplement is not an offer to sell nor does it seek an offer to buy these Notes in any state where the offer or sale is not permitted.
Subject to Completion. Dated May 26, 2026.

Pricing Supplement dated, 2026 to the
Product Supplement MLN-EI-1 dated February 26, 2025,
Product Supplement MLN-ES-ETF-1 dated February 26, 2025,
Underlier Supplement dated February 26, 2025 and
Prospectus dated February 26, 2025
The Toronto-Dominion Bank
$•
Capped Buffered Notes Linked to an Equally-Weighted Basket of the shares of the iShares® MSCI EAFE ETF, the shares of the Invesco QQQ TrustSM, Series 1, and the S&P 500® Index Due on or about December 2, 2027

The Toronto-Dominion Bank (“TD” or “we”) is offering the Capped Buffered Notes (the “Notes”) linked to an equally-weighted basket of the shares of the iShares® MSCI EAFE ETF, the shares of the Invesco QQQ TrustSM, Series 1, and the S&P 500® Index (the “Basket”). We also refer to an exchange-traded fund as an “ETF”, a Basket Component that is a share of an ETF as an “Equity Basket Component” and a Basket Component that is an index as an “Index Basket Component”.
The Notes provide unleveraged participation in the positive return of the Basket if the value of the Basket increases from the Initial Basket Value to the Final Basket Value, subject to the Maximum Redemption Amount of $1,195.00 per Note. Investors will receive their Principal Amount at maturity if the Final Basket Value is less than or equal to the Initial Basket Value, but greater than or equal to the Buffer Value, which is equal to 80.00% of the Initial Basket Value. If the Final Basket Value is less than the Buffer Value, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Basket Value is less than the Initial Basket Value in excess of 20.00%, and may lose up to 80.00% of the Principal Amount of the Notes. Any payment on the Notes is subject to our credit risk.

The Payment at Maturity will be greater than the Principal Amount only if the Final Basket Value is greater than the Initial Basket Value. The Notes do not guarantee the return of the Principal Amount and investors may lose up to 80.00% of their investment in the Notes. Any payment on the Notes is subject to our credit risk.

The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States. The Notes will not be listed or displayed on any securities exchange or electronic communications network.
The Notes have complex features and investing in the Notes involves a number of risks. See “Additional Risk Factors” beginning on page P-6 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-7 of the product supplement MLN-EI-1 and the product supplement MLN-ES-ETF-1, each dated February 26, 2025 (together, the “product supplements”) and “Risk Factors” on page 1 of the prospectus dated February 26, 2025 (the “prospectus”).
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement, the product supplements, the underlier supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
We will deliver the Notes in book-entry only form through the facilities of The Depository Trust Company on the Issue Date against payment in immediately available funds.
The estimated value of your Notes at the time the terms of your Notes are set on the Pricing Date is expected to be between $960.00 and $995.00 per Note, as discussed further under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity” beginning on page P-9 and “Additional Information Regarding the Estimated Value of the Notes” on page P-25 of this pricing supplement. The estimated value is expected to be less than the public offering price of the Notes.
	Public Offering Price[1]	Underwriting Discount1 2	Proceeds to TD2
Per Note	$1,000.00	$2.50	$997.50
Total	$•	$•	$•
[1]
Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these accounts may be as low as $997.50 (99.75%) per Note.

[2]
TD Securities (USA) LLC (“TDS”) will receive a commission of $2.50 (0.25%) per Note and may use all or a portion of that commission to allow selling concessions to other dealers in connection with the distribution of the Notes. Such other dealers may resell the Notes to other securities dealers at the Principal Amount less a concession not in excess of $2.50 per Note.  TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.

The public offering price, underwriting discount and proceeds to TD listed above relate to the Notes we issue initially. We may decide to sell additional Notes after the date of the final pricing supplement, at public offering prices and with underwriting discounts and proceeds to TD that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the Notes will depend in part on the public offering price you pay for such Notes.

TD SECURITIES (USA) LLC	P-1

Capped Buffered Notes
Linked to an Equally-Weighted Basket of the shares of the iShares® MSCI
EAFE ETF, the shares of the Invesco QQQ TrustSM, Series 1, and the S&P 500®
Index
Due on or about December 2, 2027

Summary
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product supplements, the underlier supplement and the prospectus.
Issuer:	TD
Issue:	Senior Debt Securities, Series H
Type of Note:	Capped Buffered Notes
Term:	Approximately 18 months
Basket:	An equally-weighted basket comprised of two indexes and one ETF (each a “Basket Component” and together the “Basket Components”), as set forth in the table below:
Basket Component(1)	Bloomberg Ticker	Component Weighting	Initial Basket Component Value (set on the Pricing Date)(2)
The shares of the iShares® MSCI EAFE ETF (“EFA”)	EFA	1/3	$•
Invesco QQQ TrustSM, Series 1 (“QQQ”)	QQQ	1/3	$•
S&P 500® Index (“SPX”)	SPX	1/3	•

(1)    We also refer to each of EFA and QQQ as an “Equity Basket Component” and SPX as an “Index Basket Component”.
(2)     With respect to each Basket Component, its Closing Value on the Pricing Date, as determined by the Calculation Agent and shown in the table above, and, with respect to an Equity Basket Component, subject to adjustment as described under “General Terms of the Notes — Anti-Dilution Adjustments” in the product supplement MLN-ES-ETF-1.

CUSIP / ISIN:	89115LY36 / US89115LY361
Agent:	TDS
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Principal Amount:	$1,000 per Note
Pricing Date:	May 29, 2026

TD SECURITIES (USA) LLC	P-2

Issue Date:
June 3, 2026, which is the third DTC settlement day following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one DTC settlement day (“T+1”), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to one DTC settlement day before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three DTC settlement days (“T+3”), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Valuation Date:	November 29, 2027, subject to postponement upon the occurrence of a market disruption event, as described in the accompanying product supplements.
Maturity Date:	December 2, 2027, subject to postponement upon the occurrence of a market disruption event as described in the accompanying product supplements.
Payment at Maturity:
On the Maturity Date, we will pay a cash payment per Note equal to:
•          If the Final Basket Value is greater than the Initial Basket Value:
lesser of (i) Principal Amount + (Principal Amount × Basket Return) and (ii) Maximum Redemption Amount
•         If the Final Basket Value is less than or equal to the Initial Basket Value and greater than or equal to the Buffer Value:
Principal Amount of $1,000
•          If the Final Basket Value is less than the Buffer Value:
Principal Amount + [Principal Amount × (Basket Return + Buffer Amount)]
If the Final Basket Value is less than the Buffer Value, investors will suffer a percentage loss on their initial investment that is equal to the Basket Return, subject to the Buffer Amount. Specifically, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Basket Value is less than the Initial Basket Value in excess of the Buffer Amount, and may lose up to 80.00% of the Principal Amount. Any payment on the Notes is subject to our credit risk.
All amounts used in or resulting from any calculation relating to the Payment at Maturity will be rounded upward or downward, as appropriate, to the nearest cent.

Basket Return:	The quotient, expressed as a percentage, of the following formula: Final Basket Value – Initial Basket Value Initial Basket Value
Initial Basket Value:	To be set to 100 on the Pricing Date.
Final Basket Value:	100 × [1 + (the sum of the products of the Basket Component Return for each Basket Component multiplied by its Component Weighting)]
Basket Component Return:	With respect to each Basket Component, the quotient, expressed as a percentage, of the following formula: Final Basket Component Value - Initial Basket Component Value Initial Basket Component Value
Initial Basket Component Value:
With respect to each Basket Component, its Closing Value on the Pricing Date, as determined by the Calculation Agent and shown in the table above, and, with respect to an Equity Basket Component, subject to adjustment as described under “General Terms of the Notes — Anti-Dilution Adjustments” in the product supplement MLN-ES-ETF-1.

TD SECURITIES (USA) LLC	P-3

Closing Value:
With respect to an Equity Basket Component, the Closing Value will be the closing sale price or last reported sale price (or, in the case of Nasdaq, the official closing price) of the Equity Basket Component on a per-share or other unit basis, on any Trading Day or, if the Equity Basket Component is not quoted on any national securities exchange on that day, on any other market system or quotation system that is the primary market for the trading of the Equity Basket Component.
With respect to an Index Basket Component (or any "successor index" thereto, as defined in the product supplement MLN-EI-1) on any Trading Day, the Closing Value will be its closing level published by its sponsor (its "Index Sponsor") as displayed on the relevant Bloomberg Professional® service (“Bloomberg”) page or any successor page or service.

Final Basket Component Value:	With respect to each Basket Component, its Closing Value on the Valuation Date.
Buffer Amount:	20.00%, which is equal to the percentage by which the Buffer Value is less than the Initial Basket Value.
Buffer Value:	80% of the Initial Basket Value.
Maximum Redemption Amount:
$1,195.00 per Principal Amount of the Notes (119.50% of the Principal Amount of the Notes). As a result of the Maximum Redemption Amount, the maximum return at maturity of the Notes in excess of the Principal Amount is 19.50% of the Principal Amount of the Notes.

Trading Day:
With respect to an Equity Basket Component, a day on which the principal trading market(s) for the Equity Basket Component is scheduled to be open for trading, as determined by the Calculation Agent.
With respect to an Index Basket Component, a day on which the NYSE and the Nasdaq Stock Market, or their successors, are scheduled to be open for trading, as determined by the Calculation Agent.

Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City.
U.S. Tax Treatment:
By purchasing the Notes, you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to treat the Notes, for U.S. federal income tax purposes, as prepaid derivative contracts with respect to the Basket. Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat the Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as discussed further under “Material U.S. Federal Income Tax Consequences” herein and in the product supplements.

Canadian Tax Treatment:
Please see the discussion herein under “Canadian Taxation”, which applies to the Notes. We will not pay any additional amounts as a result of any withholding required by reason of the rules governing hybrid mismatch arrangements contained in sections 12.7 and 18.4 of the Canadian Tax Act (as defined under “Canadian Taxation” herein), as such rules may be amended from time to time.

Calculation Agent:	TD
Listing:	The Notes will not be listed or displayed on any securities exchange or electronic communications network.
Canadian Bail-in:	The Notes are not bail-inable debt securities (as defined in the prospectus) under the Canada Deposit Insurance Corporation Act.
Change in Law Event:	Not applicable, notwithstanding anything to the contrary in the applicable product supplement.
The Pricing Date, the Issue Date, and all other dates listed above are subject to change. These dates will be set forth in the final pricing supplement that will be made available in connection with sales of the Notes.

TD SECURITIES (USA) LLC	P-4

Additional Terms of Your Notes
You should read this pricing supplement together with the prospectus, as supplemented by the product supplement MLN-EI-1 and the product supplement MLN-ES-ETF-1 (together, the “product supplements”) and the underlier supplement (the “underlier supplement”), relating to our Senior Debt Securities, Series H, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the applicable product supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the applicable product supplement; third, the underlier supplement; and last, the prospectus. The Notes vary from the terms described in the product supplements in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” herein, “Additional Risk Factors Specific to the Notes” in the product supplements and “Risk Factors” in the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
■	Prospectus dated February 26, 2025:
http://www.sec.gov/Archives/edgar/data/947263/000119312525036639/d931193d424b5.htm
■	Underlier Supplement dated February 26, 2025:
http://www.sec.gov/Archives/edgar/data/947263/000114036125006121/ef20044458_424b3.htm
■	Product Supplement MLN-EI-1 dated February 26, 2025:
http://www.sec.gov/Archives/edgar/data/947263/000114036125006123/ef20044459_424b3.htm
■	Product Supplement MLN-ES-ETF-1 dated February 26, 2025:
http://www.sec.gov/Archives/edgar/data/947263/000114036125006132/ef20044456_424b3.htm
Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

TD SECURITIES (USA) LLC	P-5

Additional Risk Factors
The Notes involve risks not associated with an investment in conventional debt securities. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these and other risks, please see “Additional Risk Factors Specific to the Notes” in the product supplements and “Risk Factors” in the prospectus.
Investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.
Risks Relating to Return Characteristics
Your Investment in the Notes May Result in a Loss.
The Notes do not guarantee the return of the Principal Amount and investors may lose up to 80.00% of their investment in the Notes. Specifically, if the Final Basket Value is less than the Buffer Value, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Basket Value is less than the Initial Basket Value in excess of the Buffer Amount, and may lose up to 80.00% of the Principal Amount.
Your Potential Return Is Limited by the Maximum Redemption Amount and May Be Less Than the Return on a Hypothetical Direct Investment in the Basket or the Basket Components.
The opportunity to participate in the possible increase in the value of the Basket through an investment in the Notes is limited because the Payment at Maturity will not exceed the Maximum Redemption Amount. Accordingly, your return on the Notes may be less than that of a hypothetical direct investment in the Basket, the Basket Components or the stocks and other assets comprising the Basket Components (the “Basket Component Constituents”) or in a security directly linked to the positive performance of the Basket, the Basket Components or the Basket Component Constituents.
The Notes Do Not Pay Interest and Your Return May Be Less Than the Return on a Conventional Debt Security of Comparable Maturity.
There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having a comparable maturity. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return on the Notes is positive, your return may be less than the return you would earn if you bought a conventional, interest-bearing senior debt security of TD of comparable maturity.
The Payment at Maturity is Not Linked to the Closing Values of the Basket Components at Any Time Other Than the Valuation Date.
Any payment on the Notes will be based on the Final Basket Value which is based Final Basket Component Value, which will be the Closing Values of the Basket Components on the Valuation Date. Therefore, if the Closing Values of the Basket Components dropped precipitously on the Valuation Date, the Payment at Maturity for your Notes may be significantly less than it would have been had the Payment at Maturity been linked to the Closing Values of the Basket Components prior to such drop. Although the actual Closing Values of the Basket Components on the Maturity Date or at other times during the term of your Notes may be higher than its Closing Value on the Valuation Date, you will not benefit from the Closing Values of the Basket Components at any time other than the Valuation Date.
You Will Have No Rights to Receive Any Shares of The Equity Basket Component and You Will Not Be Entitled to Any Dividends or Other Distributions by The Equity Basket Component.
The Notes are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Investing in the Notes will not make you a holder of shares of the Equity Basket Component. You will not have any voting rights, any rights to receive dividends or other distributions, or any rights against the issuer of the Equity Basket Component. As a result, the return on your Notes may not reflect the return you would realize if you actually owned shares of the Equity Basket Component and received any dividends paid or other distributions made in connection with them. Your Notes will be paid in cash and you have no right to receive delivery of shares of the Equity Basket Component.
Risks Relating to Characteristics of the Basket and the Basket Components
There Are Market Risks Associated With Each Basket Component.
The value of each Basket Component can rise or fall sharply due to factors specific to the issuer of such Basket Component, its Basket Component Constituents and their issuers (the “Basket Component Constituent Issuers”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the Basket, the Basket Components, the Basket Component Constituents and the Basket Component Constituent Issuers for your Notes. For additional information, see “Information Regarding the Basket and the Basket Components” in this pricing supplement.

TD SECURITIES (USA) LLC	P-6

Correlation (Or Lack Of Correlation) Among The Basket Components May Adversely Affect Your Return On The Notes
“Correlation” is a measure of the degree to which the returns of a pair of assets are similar to each other over a given period in terms of timing and direction. Movements in the values of the Basket Components may not correlate with each other. At a time when the value of a Basket Component increases in value, the value of another Basket Component may not increase as much, or may even decline in value. Therefore, in calculating the Basket’s performance on the Valuation Date, an increase in the value of one Basket Component may be mitigated, wholly offset or reversed by a lesser increase, or by a decline, in the value of another Basket Component. Further, high correlation of movements in the values of the Basket Components could adversely affect your return on the Notes during periods of negative performance of the Basket Components. Changes in the correlation of the Basket Components may adversely affect the market value of, and return on, your Notes.
We Have No Affiliation With the Target Index Sponsor, the Investment Adviser or Any Index Sponsor and Will Not Be Responsible for Any Actions Taken by Any Such Entity.
The sponsor (the “Target Index Sponsor”) of the target index of the Equity Basket Component (the “Target Index”), the Investment Adviser (each as specified herein under “Information Regarding the Basket and the Basket Components” and the Index Sponsors are not affiliates of ours and will not be involved in the offering of the Notes in any way. Consequently, we have no control over the actions of the any such entity including any actions of the type that would require the Calculation Agent to adjust the amount payable on the Notes. The Target Index Sponsor, the Investment Adviser and the Index Sponsors have no obligation of any sort with respect to the Notes. Thus, the Target Index Sponsor, the Investment Adviser and the Index Sponsors have no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Basket or the Notes. None of our proceeds from the issuance of the Notes will be delivered to any Target Index Sponsor, Basket Component Sponsor or Index Sponsor.
The Value of the Equity Basket Component May Not Completely Track Its NAV.
The net asset value (“NAV”) of an ETF, including the Equity Basket Component, may fluctuate with changes in the market value of its Basket Component Constituents. The market values of an ETF may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchange(s). Furthermore, the Basket Component Constituents of the Equity Basket Component may be unavailable in the secondary market during periods of market volatility, which may make it difficult for market participants to accurately calculate the intraday NAV per share of the Equity Basket Component and may adversely affect the liquidity and prices of the Equity Basket Component, perhaps significantly. For any of these reasons, the market value of the Equity Basket Component may differ from its NAV per share and may trade at, above or below its NAV per share.
Adjustments to the Equity Basket Component Could Adversely Affect the Notes.
The Investment Adviser is responsible for calculating and maintaining the Equity Basket Component. The Investment Adviser can add, delete or substitute the Basket Component Constituents of the Equity Basket Component. The Investment Adviser may make other methodological changes to the Equity Basket Component that could change the value of the Equity Basket Component at any time. If one or more of these events occurs, the Closing Value of the Equity Basket Component may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the market value of, and return on, the Notes.
Changes that Affect the Target Index of the iShares® MSCI EAFE ETF and the Invesco QQQ TrustSM, Series 1 Will Affect the Market Value of, and Return on, the Notes.
Each of the iShares® MSCI EAFE ETF and Invesco QQQ TrustSM, Series 1 is an ETF that seeks to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of its Target Index (as specified herein). The policies of Target Index Sponsor concerning the calculation of its Target Index, additions, deletions or substitutions of the components of its Target Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in its Target Index and, therefore, could adversely affect the return on the Notes and the market value of the Notes prior to maturity. The market value of, and return on, the Notes could also be affected if the Target Index Sponsor changes these policies, for example, by changing the manner in which it calculates its Target Index. Some of the risks that relate to a target index of an ETF include those discussed in the product supplement, which you should review.
The Performance of the iShares® MSCI EAFE ETF and the Invesco QQQ TrustSM, Series 1 May Not Correlate With That of Its Target Index.
The performance of the iShares® MSCI EAFE ETF and the Invesco QQQ TrustSM, Series 1 may not exactly replicate the performance of its Target Index because the iShares® MSCI EAFE ETF and the Invesco QQQ TrustSM, Series 1 will reflect transaction costs and fees that are not included in the calculation of its Target Index. It is also possible that the iShares® MSCI EAFE ETF and the Invesco QQQ TrustSM, Series 1 may not fully replicate or may in certain circumstances diverge significantly from the performance of its Target Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the iShares® MSCI EAFE ETF and the Invesco QQQ TrustSM, Series 1, differences in trading hours between the iShares® MSCI EAFE ETF and the Invesco QQQ TrustSM, Series 1 and its Target Index or due to other circumstances.

TD SECURITIES (USA) LLC	P-7

There Are Liquidity and Management Risks Associated with an ETF and the iShares® MSCI EAFE ETF and the Invesco QQQ TrustSM, Series 1 Utilizes a Passive Indexing Investment Approach.
Although shares of the iShares® MSCI EAFE ETF and the Invesco QQQ TrustSM, Series 1 are listed for trading on a securities exchange and a number of similar products have been traded on various exchanges for varying periods of time, there is no assurance that an active trading market will continue for such shares or that there will be liquidity in that trading market. The iShares® MSCI EAFE ETF and the Invesco QQQ TrustSM, Series 1 is subject to management risk, which is the risk that the Investment Adviser’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Additionally, the iShares® MSCI EAFE ETF and the Invesco QQQ TrustSM, Series 1 is not managed according to traditional methods of “active” investment management, which involves the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, utilizing a “passive” or indexing investment approach, it attempts to approximate the investment performance of its Target Index by investing in Basket Component Constituents that generally replicate its Target Index. Therefore, unless a specific stock is removed from its Target Index, the iShares® MSCI EAFE ETF and the Invesco QQQ TrustSM, Series 1 generally would not sell a stock because that stock’s issuer was in financial trouble.
The Notes May Be Subject to Non-U.S. Currency Exchange Rate Risk.
The Basket Component Constituents held by the iShares® MSCI EAFE ETF may be traded and quoted in non-U.S. currencies on non-U.S. markets. The prices of such Basket Component Constituents that are quoted and traded in a currency other than U.S. dollars are converted into U.S. dollars for purposes of calculating the price of the iShares® MSCI EAFE ETF. As a result, holders of the Notes will be exposed to currency exchange rate risk with respect to each of the currencies in which such Basket Component Constituents are denominated. The values of the currencies of such Basket Component Constituents may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, non-U.S. governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. The price of the iShares® MSCI EAFE ETF will depend on the extent to which the relevant non-U.S. currencies, if any, strengthen or weaken against the U.S. dollar and the relative weight of each non-U.S. Basket Component Constituent. If, taking into account such weighting, the U.S. dollar strengthens against the relevant non-U.S. currencies, the value of such Basket Component Constituents, and therefore the price of the iShares® MSCI EAFE ETF, will be adversely affected and the value of, and return on, the Notes may decrease.
The U.K. Financial Conduct Authority and regulators from other countries are in the process of investigating the potential manipulation of published currency exchange rates. If such manipulation has occurred or is continuing, certain published exchange rates may have been, or may be in the future, artificially lower (or higher) than they would otherwise have been. Any such manipulation could have an adverse impact on the market value of, and return on, your Notes and the trading market for your Notes. In addition, we cannot predict whether any changes or reforms affecting the determination or publication of exchange rates or the supervision of currency trading will be implemented in connection with these investigations. Any such changes or reforms could also adversely impact your Notes.
The Notes are Subject to Risks Associated with Non-U.S. Securities.
The Notes are subject to risks associated with non-U.S. securities because the iShares® MSCI EAFE ETF includes Basket Component Constituents that are issued by non-U.S. companies. Market developments may affect non-U.S. companies differently from U.S. companies and direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. Securities issued by non-U.S. companies are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the applicable Basket Component Constituents include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
Changes that Affect the Index Basket Components May Adversely Affect the Market Value of, and Return on, the Notes.
The policies of the Index Sponsor of the Index Basket Components concerning the calculation of the applicable Index Basket Components, additions, deletions or substitutions of its Basket Component Constituents and the manner in which changes affecting its Basket Component Constituents, such as stock dividends, reorganizations or mergers, may be reflected in the Index Basket Component and could adversely affect the market value of, and return on, the Notes. The market value of, and return on, the Notes could also be affected if an Index Sponsor changes these policies, for example, by changing the manner in which it calculates the applicable Index Basket Component, or if the Index Sponsor discontinues or suspends calculation or publication of the Basket Component. If events such as these occur, the Calculation Agent may select a successor index or take other actions as discussed in the product supplement MLN-EI-1 and, notwithstanding these adjustments, the market value of, and return on, the Notes may be adversely affected.
The S&P 500® Index Reflects Price Return, not Total Return.
The return on the Notes is based on the performance of the S&P 500® Index, which reflects the changes in the market prices of its Basket Component Constituents. The S&P 500® Index is not a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on its Basket Component Constituents. The return on the Notes will not include such a total return feature or dividend component.

TD SECURITIES (USA) LLC	P-8

Risks Relating to Estimated Value and Liquidity
The Estimated Value of Your Notes Is Expected to Be Less Than the Public Offering Price of Your Notes.
The estimated value of your Notes on the Pricing Date is expected to be less than the public offering price of your Notes. The difference between the public offering price of your Notes and the estimated value of the Notes reflects costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.
The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.
The estimated value of your Notes on the Pricing Date is determined by reference to our internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for our conventional, fixed-rate debt securities and the borrowing rate we would pay for our conventional, fixed-rate debt securities. This discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional, fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional, fixed-rate debt securities, or the borrowing rate we would pay for our conventional, fixed-rate debt securities were to be used, we would expect the economic terms of the Notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Notes is expected to increase the estimated value of the Notes at any time.
The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different From the Pricing Models of Other Financial Institutions.
The estimated value of your Notes on the Pricing Date is based on our internal pricing models when the terms of the Notes are set, which take into account a number of variables, such as our internal funding rate on the Pricing Date, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially less than the estimated value of the Notes determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.
The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if Any, and Such Secondary Market Prices, if Any, Will Likely Be Less Than the Public Offering Price of Your Notes and May Be Less Than the Estimated Value of Your Notes.
The estimated value of the Notes is not a prediction of the prices at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes, secondary market prices of your Notes will likely be less than the public offering price of your Notes. As a result, the price at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be less than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.
The Temporary Price at Which the Agent May Initially Buy the Notes in the Secondary Market May Not Be Indicative of Future Prices of Your Notes.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market (if the Agent makes a market in the Notes, which it is not obligated to do) may exceed the estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the Issue Date of the Notes, as discussed further under “Additional Information Regarding the Estimated Value of the Notes.” The price at which the Agent may initially buy or sell the Notes in the secondary market may not be indicative of future prices of your Notes.
The Underwriting Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be less than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, any underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.

TD SECURITIES (USA) LLC	P-9

There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or electronic communications network. The Agent or another one of our affiliates may make a market for the Notes; however, it is not required to do so and may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.
If you are able to sell your Notes before the Maturity Date, you may have to do so at a substantial discount from the public offering price irrespective of the value of the Basket or the Basket Components, and as a result, you may suffer substantial losses.
If the Value of the Basket Components Changes, the Market Value of Your Notes May Not Change in the Same Manner.
Your Notes may trade quite differently from the performance of the Basket Components. Changes in the values of the Basket Components may not result in a comparable change in the market value of your Notes. Even if the values of the Basket Components increases to greater than their respective Initial Basket Component Values during the term of the Notes, the market value of your Notes may not increase by the same amount and could decline.
Risks Relating to Hedging Activities and Conflicts of Interest
There Are Potential Conflicts of Interest Between You and the Calculation Agent.
The Calculation Agent will, among other things, determine any amount payable on the Notes. We will serve as the Calculation Agent and may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions and may have a conflict of interest if it needs to make certain decisions. For example, the Calculation Agent may have to determine whether a market disruption event affecting a Basket Component has occurred, and make certain adjustments if certain events occur, which may, in turn, depend on the Calculation Agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Because this determination by the Calculation Agent may affect the return on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information on the Calculation Agent’s role, see “General Terms of the Notes — Role of Calculation Agent” in the product supplements.
You Will Have Limited Anti-Dilution Protection and, in Certain Situations, Your Return on the Notes May be Based on a Substitute Equity Basket Component.
The Calculation Agent may adjust the Initial Basket Component Value of the Equity Basket Component for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect the Equity Basket Component, but only in the situations we describe in “General Terms of the Notes — Anti-Dilution Adjustments” in the product supplement MLN-ES-ETF-1. The Calculation Agent will not be required to make an adjustment for every event that may affect the Equity Basket Component. Furthermore, in certain situations, such as when the Equity Basket Component undergoes a Reorganization Event or the Equity Basket Component is delisted, such Equity Basket Component may be replaced by distribution property or a substitute equity security, as discussed more fully in the product supplement MLN-ES-ETF-1 under “General Terms of the Notes”. Notwithstanding the Calculation Agent’s ability to make adjustments to the terms of the Notes and the Equity Basket Component, those events or other actions affecting the Equity Basket Component, a Basket Component Constituent Issuer, the Investment Adviser or a third party may nevertheless adversely affect the price of the Equity Basket Component and, therefore, adversely affect the market value of, and return on, your Notes.
The Valuation Date and the Maturity Date Are Subject to Market Disruption Events and Postponements.
The Valuation Date, and therefore the Maturity Date, are subject to postponement due to the occurrence of one or more market disruption events. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes — Market Disruption Events” in the product supplement.
Trading and Business Activities by TD or Its Affiliates May Adversely Affect the Market Value of, and Any Amount Payable on, the Notes.
We, the Agent and/or our other affiliates may hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the values of the Basket Components or one or more Basket Component Constituents, and we may adjust these hedges by, among other things, purchasing or selling at any time any of the foregoing assets. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the Basket Components or one or more Basket Component Constituents.
These trading activities may present a conflict between the holders’ interest in the Notes and the interests we and our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the Notes.

TD SECURITIES (USA) LLC	P-10

We, the Agent and/or our other affiliates may, at present or in the future, engage in business with the Investment Adviser or one or more Basket Component Constituent Issuers, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These business activities may present a conflict between our, the Agent’s and/or our other affiliates’ obligations, and your interests as a holder of the Notes. Moreover, we, the Agent and/or our other affiliates may have published, and in the future expect to publish, research reports with respect to the Basket Component or one or more Basket Component Constituents. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us and/or our other affiliates may affect the values of the Basket Components and, therefore, the market value of, and return on, the Notes.
Risks Relating to General Credit Characteristics
Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
Although the return on the Notes will be based on the performance of the Basket and the Basket Components, the payment of any amount due on the Notes is subject to TD’s credit risk. The Notes are TD’s senior unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Notes and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amount due under the terms of the Notes.
Risks Relating to Canadian and U.S. Federal Income Taxation
Significant Aspects of the Tax Treatment of the Notes Are Uncertain.
The U.S. tax treatment of the Notes is uncertain. Please read carefully the section entitled “Material U.S. Federal Income Tax Consequences” herein and in the product supplements. You should consult your tax advisor as to the tax consequences of your investment in the Notes.
For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion herein under “Canadian Taxation” and the further discussion herein under “Summary”. If you are not a Non-resident Holder (as that term is defined under “Canadian Taxation” herein) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

TD SECURITIES (USA) LLC	P-11

Hypothetical Returns
The examples and table set out below are included for illustration purposes only and are hypothetical examples only; amounts below may have been rounded for ease of analysis. The hypothetical Basket Component Returns of the Basket Components and Basket Returns of the Basket used to illustrate the calculation of the Payment at Maturity are not estimates or forecasts of an actual Final Basket Component Values, Basket Component Return, Basket Return, Final Basket Value or the value of the Basket on any Trading Day prior to the Maturity Date. All examples assume a Buffer Value of 80.00% of the Initial Basket Value, a Buffer Amount of 20.00%, and a Maximum Redemption Amount of $1,195.00, that a holder purchased Notes with a Principal Amount of $1,000 and that no market disruption event occurs on the Valuation Date. The actual terms of the Notes will be set forth in the final pricing supplement.
Example 1 —	Calculation of the Payment at Maturity where the Final Basket Value is greater than the Initial Basket Value and the Payment at Maturity is not subject to the Maximum Redemption Amount.
Basket Component	Basket Component Return	Component Weight
EFA	35.00%	1/3
QQQ	12.00%	1/3
SPX	-20.00%	1/3

Based on the hypothetical Basket Component Returns set forth above, the hypothetical Final Basket Value would equal:
100 × [1 + (the sum of the products of the Basket Component Return for each Basket Component multiplied by its Component Weighting)]
=100 × [1 + (35.00% x (1/3)) + (12.00% x (1/3)) + (-20.00% x (1/3))] = 109

Basket Return:	(109 – 100) / 100 = 9.00%
Payment at Maturity:	= The lesser of (i) $1,000.00 + ($1,000.00 x 9.00%) and (ii) $1,195.00 = The lesser of (i) $1,000.00 + $90.00 and (ii) $1,195.00 = The lesser of (i) $1,090.00 and (ii) $1,195.00 = $1,090.00
On a $1,000.00 investment, a Basket Return of 9.00% results in a Payment at Maturity of $1,090.00, a return of 9.00% on the Notes.
Example 2 —	Calculation of the Payment at Maturity where the Final Basket Value is greater than the Initial Basket Value and the Payment at Maturity is subject to the Maximum Redemption Amount.
Basket Component	Basket Component Return	Component Weight
EFA	60.00%	1/3
QQQ	90.00%	1/3
SPX	70.00%	1/3

Based on the hypothetical Basket Component Returns set forth above, the hypothetical Final Basket Value would equal:
100 × [1 + (the sum of the products of the Basket Component Return for each Basket Component multiplied by its Component Weighting)]
= 100 × [1 + (60.00% x (1/3)) + (90.00% x (1/3)) + (90.00% x (1/3))] = 180

Basket Return:	(180 – 100) / 100 = 80.00%
Payment at Maturity:	= The lesser of (i) $1,000.00 + ($1,000.00 x 80.00%) and (ii) $1,195.00 = The lesser of (i) $1,000.00 + $800.00 and (ii) $1,195.00 = The lesser of (i) $1,800.00 and (ii) $1,195.00 = $1,195.00
On a $1,000.00 investment, a Basket Return of 80.00% results in a Payment at Maturity equal to the Maximum Redemption Amount of $1,195.00, a return of 19.50% on the Notes.

TD SECURITIES (USA) LLC	P-12

Example 3 —	Calculation of the Payment at Maturity where the Final Basket Value is less than or equal to the Initial Basket Value but greater than or equal to the Buffer Value.
Basket Component	Basket Component Return	Component Weight
EFA	-10.00%	1/3
QQQ	-30.00%	1/3
SPX	-11.00%	1/3

Based on the hypothetical Basket Component Returns set forth above, the hypothetical Final Basket Value would equal:
100 × [1 + (the sum of the products of the Basket Component Return for each Basket Component multiplied by its Component Weighting)]
=100 × [1 + (-10.00% x (1/3)) + (-30.00% x (1/3)) + (-11.00% x (1/3))] = 83

	Basket Return:	(83 – 100) / 100 = -17.00%
	Payment at Maturity:	At maturity, if the Final Basket Value is less than or equal to the Initial Basket Value but greater than or equal to the Buffer Value, then the Payment at Maturity will equal the Principal Amount
On a $1,000.00 investment, a Basket Return of -17.00% results in a Payment at Maturity of $1,000.00, a return of 0.00% on the Notes.
Example 4 —	Calculation of the Payment at Maturity where the Final Basket Value is less than the Buffer Value.
Basket Component	Basket Component Return	Component Weight
EFA	-80.00%	1/3
QQQ	-40.00%	1/3
SPX	-60.00%	1/3

Based on the hypothetical Basket Component Returns set forth above, the hypothetical Final Basket Value would equal:
100 × [1 + (the sum of the products of the Basket Component Return for each Basket Component multiplied by its Component Weighting)]
= 100 × [1 + (-80.00% x (1/3)) + (-40.00% x (1/3)) + (-60.00% x (1/3))] = 40

Basket Return:	(40 – 100) / 100 = -60.00%
Payment at Maturity:	$1,000 + [$1,000 x (-60.00% + 20.00%)] = $1,000 - $400 = $600.00

On a $1,000.00 investment, a Basket Return of -50.00% results in a Payment at Maturity of $600.00, a loss of 40.00% on the Notes.
In this scenario, investors will suffer a percentage loss on their initial investment that is equal to the Basket Return, subject to the Buffer Amount. Specifically, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Basket Value is less than the Initial Basket Value in excess of the Buffer Amount, and may lose up to 80.00% of the Principal Amount. Any payment on the Notes is subject to our credit risk.

TD SECURITIES (USA) LLC	P-13

The following table illustrates the hypothetical return profile for the Notes on the Maturity Date, based on the hypothetical terms set forth above and assuming that the investor purchased the Notes at the public offering price and held the Notes until the Maturity Date. The returns and losses illustrated in the following table are not estimates or forecasts of the Basket Return or the return or loss on the Notes. Neither TD nor the Agent is predicting or guaranteeing any gain or particular return on the Notes.
Hypothetical Final Basket Value	Hypothetical Basket Return	Hypothetical Payment at Maturity ($)	Hypothetical Return on the Notes (%)
140.00	40.00%	$1,195.00	19.50%
130.00	30.00%	$1,195.00	19.50%
120.00	20.00%	$1,195.00	19.50%
119.50	19.50%	$1,195.00	19.50%
118.00	18.00%	$1,180.00	18.00%
112.00	12.00%	$1,120.00	12.00%
106.00	6.00%	$1,060.00	6.00%
100.00	0.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
80.00	-20.00%	$1,000.00	0.00%
70.00	-30.00%	$900.00	-10.00%
60.00	-40.00%	$800.00	-20.00%
50.00	-50.00%	$700.00	-30.00%
40.00	-60.00%	$600.00	-40.00%
30.00	-70.00%	$500.00	-50.00%
20.00	-80.00%	$400.00	-60.00%
10.00	-90.00%	$300.00	-70.00%
0.00	-100.00%	$200.00	-80.00%

TD SECURITIES (USA) LLC	P-14

Information Regarding the Basket and the Basket Components
All disclosures contained in this document regarding the Basket Components, including, without limitation, their make-up, methods of calculation, and changes in any Basket Component Constituents, have been derived from publicly available sources. We have not undertaken an independent review or due diligence of any publicly available information with respect to any Basket Component.
Such information reflects the policies of, and is subject to change by, its Index Sponsor or Investment Adviser, as applicable. The Index Sponsor or Investment Adviser, as applicable, owns the copyright and all other rights to the relevant Basket Component, has no obligation to continue to publish, and may discontinue publication of, the relevant Basket Component. None of the websites referenced in the Basket Component descriptions below, or any materials included in those websites, are incorporated by reference into this document or any document incorporated herein by reference. We have not independently verified the accuracy or completeness of reports filed by an Investment Adviser with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.
The graphs below set forth the information relating to the historical performance of the Basket and each Basket Component. The graphs below show the daily historical Closing Values of each Basket Component for the periods specified. We obtained the information regarding the historical performance of each Basket Component in the graphs below from Bloomberg. The Closing Values for an Equity Basket Component may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of each Basket Component should not be taken as an indication of its future performance, and no assurance can be given as to the Final Basket Component Value of any Basket Component. We cannot give you any assurance that the performance of the Basket Components will result in a positive return on your initial investment.
Basket
Because the Basket is a newly created basket and its level will begin to be calculated only on the Pricing Date, there is no actual historical information about the Basket as of the date hereof. Therefore, the hypothetical values of the Basket below are calculated based on publicly available information for each Basket Component as reported by Bloomberg without independent verification. TD has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The hypothetical values of the Basket has fluctuated in the past and may, in the future, experience significant fluctuations. Any hypothetical historical upward or downward trend in the values of the Basket during any period shown below is not an indication that the Basket is more or less likely to increase or decrease at any time during the term of the Notes.
Hypothetical Historical Basket Levels
The graph below illustrates the hypothetical performance of the Basket from May 22, 2016 through May 22, 2026, based on the daily Closing Values of the Basket Components, assuming the Closing Value of the Basket was 100 on May 22, 2016. Past hypothetical performance of the Basket is not indicative of the future performance of the Basket.

TD SECURITIES (USA) LLC	P-15

iShares® MSCI EAFE ETF
We have derived all information contained herein regarding the iShares® MSCI EAFE ETF (the “EFA Fund”) and the target index, as defined below, from publicly available information. Such information reflects the policies of, and is subject to changes by, the EFA Fund’s investment adviser, BlackRock Fund Advisors (“BFA” or the “Investment Adviser”) and the Target Index Sponsor of the Target Index, each as defined below.
The EFA Fund is one of the separate investment portfolios that constitute the iShares Trust (“iShares”). The EFA Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE® Index (the “Target Index”). The Target Index seeks to measure the equity market performance of developed markets outside of the U.S. and Canada. The Target Index was created by, and is calculated, maintained and published by, MSCI Inc. (the “Target Index Sponsor”). The Target Index Sponsor is under no obligation to continue to publish, and may discontinue or suspend the publication of, the Target Index at any time.
Select information regarding the EFA Fund’s expense ratio and its top constituents, country, industry and/or sector weightings may be made available on the EFA Fund’s website. Expenses of the EFA Fund reduce the net asset value of the assets held by the EFA Fund and, therefore, reduce the value of the shares of the EFA Fund.
BFA uses a representative sampling strategy to manage the EFA Fund. “Representative sampling” is an indexing strategy that involves investing in a representative sample of the securities included in the Target Index that the Investment Adviser determines to collectively have an investment profile similar to that of the Target Index. The securities selected are intended to have, in the aggregate, investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the Target Index. The EFA Fund may or may not hold all of the securities that are included in the Target Index.
The EFA Fund will generally invest at least 80% of its assets in the securities of the Target Index and depositary receipts representing the securities of the Target Index. The EFA Fund also may invest the remainder of its assets in certain futures, options and swap contracts, cash and cash equivalents, including money market funds advised by BFA or its affiliates, as well as in securities not included in the Target Index, but which BFA believes will help the EFA Fund track the Target Index. The EFA Fund will concentrate its investments (i.e., hold 25% or more of its total assets) in the stocks of a particular industry or group of industries to approximately the same extent that the Target Index is concentrated.
Shares of the EFA Fund are listed on the NYSE Arca under the ticker symbol “EFA”.
Information from outside sources including, but not limited to the prospectus related to the EFA Fund and any other website referenced in this section, is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. We have not undertaken an independent review or due diligence of any publicly available information with respect to the EFA Fund or the Target Index.
Information filed by iShares, Inc. with the SEC, including the prospectus for the EFA Fund, can be found by reference to its SEC file numbers: 333-92935 and 811-09729 or its CIK Code: 0001100663.
Historical Information
The graph below illustrates the performance of EFA from May 22, 2016 through May 22, 2026.
iShares® MSCI EAFE ETF (EFA)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

TD SECURITIES (USA) LLC	P-16

Invesco QQQ TrustSM, Series 1
We have derived all information contained herein regarding the Invesco QQQ TrustSM, Series 1 (the “QQQ Trust”) and the Target Index, as defined below, from publicly available information. Such information reflects the policies of, and is subject to changes by, the sponsor of the QQQ Trust, Invesco Capital Management LLC (the “sponsor” or its “investment adviser”), the trustee of the QQQ Trust, The Bank of New York Mellon (the “trustee”), and the index sponsor of the Target Index, as defined below.
The QQQ Trust is a unit investment trust that issues securities called “Trust Units” as “Units” of the QQQ Trust, each of which represents a fractional undivided ownership interest in the QQQ Trust. The QQQ Trust holds all the component securities of the Nasdaq-100 Index® (the “Target Index”), and is rebalanced quarterly and reconstituted annually. The Target Index includes 100 of the largest domestic and international nonfinancial companies listed on the Nasdaq Stock Market based on market capitalization. The Target Index reflects companies across major industry groups including computer hardware and software, telecommunications, retail/wholesale trade and biotechnology. It does not contain securities of financial companies including investment companies. The Target Index is calculated, maintained and published by, Nasdaq, Inc. (the “index sponsor”). The index sponsor is under no obligation to continue to publish, and may discontinue or suspend the publication of, the Target Index at any time.
The QQQ Trust is not actively managed. The QQQ Trust holds a portfolio of securities consisting of substantially all of the component common stocks, in substantially the same weighting, which comprise the Target Index. The trustee on a nondiscretionary basis adjusts the composition of the QQQ Trust to conform to changes in the composition and/or weighting of securities in the Target Index. Although the QQQ Trust may fail to own certain securities included in the Target Index at any particular time, the QQQ Trust generally will be substantially invested in the securities included in the Target Index. The QQQ Trust may or may not hold all of the securities that are included in the Target Index.
Select information regarding the QQQ Trust’s expense ratio and its top constituents, country, industry and/or sector weightings may be made available on the QQQ Trust’s website. Expenses of the QQQ Trust reduce the net asset value of the assets held by the QQQ Trust and, therefore, reduce the value of the shares of the QQQ Trust.
Shares of the QQQ Trust are listed on the Nasdaq Stock Market under the ticker symbol “QQQ”.
Information from outside sources including, but not limited to the prospectus related to the QQQ Trust and any other website referenced in this section, is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. We have not undertaken an independent review or due diligence of any publicly available information with respect to the QQQ Trust or the Target Index.
Information filed by the QQQ Trust with the SEC, including the prospectus for the QQQ Trust, can be found by reference to its SEC file numbers: 333-61001 and 811-08947 or its CIK Code: 0001067839.
Historical Information
The graph below illustrates the performance of QQQ from May 22, 2016 through May 22, 2026.
Invesco QQQ TrustSM, Series 1 (QQQ)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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S&P 500® Index
We have derived all information regarding the S&P 500® Index (“SPX”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC (its “Index Sponsor” or “S&P Dow Jones”).
SPX is published by S&P Dow Jones, but S&P Dow Jones has no obligation to continue to publish SPX, and may discontinue publication of SPX at any time. SPX is determined, comprised and calculated by S&P Dow Jones without regard to this instrument.
As discussed more fully in the underlier supplement under the heading “Indices — S&P 500® Index”, SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of SPX is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Select information regarding top constituents and industry and/or sector weightings may be made available by the Index Sponsor on its website.
Historical Information
The graph below illustrates the performance of SPX from May 22, 2016 through May 22, 2026.
S&P 500® Index (SPX)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Material U.S. Federal Income Tax Consequences
The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, regulatory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product supplements and discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.
U.S. Tax Treatment. Pursuant to the terms of the Notes, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Notes as prepaid derivative contracts with respect to the Basket. If your Notes are so treated, you should generally recognize gain or loss upon the taxable disposition (including cash settlement) of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Subject to the constructive ownership rules of Section 1260 of the Code, discussed below, such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations.
Section 1260. Because the Equity Basket Component issuers would be treated as a “pass-thru entity” for purposes of Section 1260 of the Code, it is possible that an investment in the Notes could be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Code. If the Notes were treated as a constructive ownership transaction certain adverse U.S. federal income tax consequences could apply (i.e., all or a portion of any long-term capital gain that you recognize upon the taxable disposition of your Notes could be recharacterized as ordinary income and you could be subject to an interest charge on deferred tax liability with respect to such recharacterized gain). We urge you to read the discussion concerning the possible treatment of the Notes as a constructive ownership transaction under “Material U.S. Federal Income Tax Consequences – Section 1260” in the product supplements.
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization (including possible treatment as a “constructive ownership transaction” under Section 1260 of the Code), such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences — Alternative Treatments” in the product supplements.
Except to the extent otherwise required by law, TD intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” of the product supplements, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. According to the Notice, the IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code, discussed above, should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations on their investments in the Notes.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign

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financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 897 of the Code and Section 871(m) of the Code, and The Foreign Account Tax Compliance Act (“FATCA”), each as discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 897 of the Code and Section 871(m) of the Code, discussed herein, gain realized from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.
Section 897. We will not attempt to ascertain whether any Basket Component Constituent Issuer or the Equity Basket Component issuers would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Note upon a taxable disposition of the Note to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and/or the Notes as USRPI.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.
Based on our determination that the Notes are not “delta-one” with respect to the Basket, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after the date the terms of the Notes are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting a Basket Component, Basket Component Constituent Issuer or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of a Basket Component, Basket Component Constituent Issuer or the Notes. If you enter, or have entered, into other transactions in respect of a Basket Component, Basket Component Constituent Issuer or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A Note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the Note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Notes at death.
Foreign Account Tax Compliance Act. FATCA was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gains, profits, and income, and the gross proceeds from a disposition of property of a type that can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do

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not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.
Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of TD).

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Canadian Taxation
The following is, as of the date hereof, a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations promulgated thereunder (collectively, the “Canadian Tax Act”) generally applicable to a holder who is an individual and who acquires beneficial ownership of a Note upon the initial issuance of the Note by TD pursuant to this offering document or common shares of TD or any of its affiliates on a conversion of a Note on a bail-in conversion (if applicable), and who, for purposes of the Canadian Tax Act and any applicable income tax treaty, at all relevant times, is not resident and is not deemed to be resident in Canada, and who, for purposes of the Canadian Tax Act, at all relevant times, (i) deals at arm’s length with, and is not affiliated with, TD, any affiliate of TD, and any Canadian resident (or deemed Canadian resident) to whom the holder assigns or otherwise transfers the Note, (ii) is entitled to receive all payments (including any interest, principal and dividends, if applicable) made on the Note as beneficial owner, (iii) is not, and deals at arm’s length with each person who is, a “specified shareholder” (within the meaning of subsection 18(5) of the Canadian Tax Act) of TD and each affiliate of TD, (iv) is not an entity in respect of which TD or any affiliate of TD is a “specified entity” (as defined in subsection 18.4(1) of the Canadian Tax Act); (v) holds the Note or common shares of TD or any of its affiliates as capital property, (vi) does not use or hold and is not deemed to use or hold the Note or common shares of TD or any of its affiliates in or in the course of carrying on a business in Canada or as part of an adventure or concern in the nature of trade and (vii) is not an insurer carrying on an insurance business in Canada and elsewhere (a “Non-resident Holder”).
This summary assumes that no amount paid or payable to a Non-resident Holder will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of paragraph 18.4(3)(b) of the Canadian Tax Act. This summary further assumes that no Note or property acquired on settlement of a Note will be “taxable Canadian property” to a Non-resident Holder for purposes of the Canadian Tax Act at the time of its disposition or deemed disposition.
This summary is based upon the current provisions of the Canadian Tax Act in force as of the date hereof. On January 29, 2026, the Department of Finance (Canada) released for consultation proposed amendments to the Canadian Tax Act (the “January 29 Tax Proposals”) that would amend certain provisions of the Canadian Tax Act with respect to “hybrid mismatch arrangements” and introduce other consequential amendments. This overview does not take into account the January 29 Tax Proposals, but otherwise takes into account all other specific proposals to amend the Canadian Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and the current administrative policies of the Canada Revenue Agency (“CRA”) published in writing by the CRA prior to the date hereof. This summary is not exhaustive of all possible Canadian federal income tax considerations relevant to an investment in Notes and, except for the Tax Proposals, does not take into account or anticipate any changes in law or CRA administrative policies, whether by way of legislative, governmental or judicial decision or action, nor does it take into account or consider any other federal tax considerations or any provincial, territorial or foreign tax considerations, which may differ materially from those discussed herein. While this summary assumes that the Tax Proposals will be enacted in the form proposed, no assurance can be given that this will be the case, and no assurance can be given that judicial, legislative or administrative changes will not modify or change the statements below.
The following is only a general summary of certain Canadian federal non-resident withholding and other tax provisions which may affect a Non-resident Holder of the Notes described in this offering document. This summary is not, and is not intended to be, and should not be construed to be, legal or tax advice to any particular Non-resident Holder and no representation with respect to the income tax consequences to any particular Non-resident Holder is made. Persons considering investing in Notes should consult their own tax advisors with respect to the tax consequences of acquiring, holding and disposing of Notes and any common shares of TD or any of its affiliates acquired on a bail-in conversion having regard to their own particular circumstances.
For the purposes of the Canadian Tax Act, all amounts not otherwise expressed in Canadian dollars must be converted into Canadian dollars based on the single day exchange rate as quoted by the Bank of Canada for the applicable day or such other rate of exchange that is acceptable to the Minister of National Revenue (Canada).
Notes
Interest (including amounts on account or in lieu of payment of, or in satisfaction of, interest) paid or credited, or deemed to be paid or credited, on a Note to a Non-resident Holder will not be subject to Canadian non-resident withholding tax unless all or any part of such interest is “participating debt interest”. “Participating debt interest” is defined in the Canadian Tax Act generally as interest (other than on a “prescribed obligation” described below) all or any portion of which is contingent or dependent on the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation. A “prescribed obligation” for this purpose is an “indexed debt obligation”, as defined in the Canadian Tax Act, in respect of which no amount payable is: (a) contingent or dependent upon the use of, or production from, property in Canada, or (b) computed by reference to: (i) revenue, profit, cash flow, commodity price or any other similar criterion, other than a change in the purchasing power of money, or (ii) dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation. An “indexed debt obligation” is a debt obligation the terms or conditions of which provide for an adjustment to an amount payable in respect of the obligation for a period during which the obligation was outstanding that is determined by reference to a change in the purchasing power of money.
In the event that a Note is redeemed, cancelled, purchased or repurchased by TD or any other person resident or deemed to be resident in Canada from a Non-resident Holder or is otherwise assigned or transferred by a Non-resident Holder to TD or another person resident or deemed to be resident in Canada for an amount which exceeds, generally, the issue price thereof, the excess may, in certain circumstances be deemed to be interest and may, together with any interest that has accrued or is deemed to have accrued on the Note

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to that time, be subject to Canadian non-resident withholding tax if all or any part of such interest or deemed interest is participating debt interest; unless, in certain circumstances, the Note is not an indexed debt obligation (described above) and was issued for an amount not less than 97% of its principal amount (as defined in the Canadian Tax Act), and the yield from the Note, expressed in terms of an annual rate (determined in accordance with the Canadian Tax Act) on the amount for which the Note was issued, does not exceed 4/3 of the interest stipulated to be payable on the Note, expressed in terms of an annual rate on the outstanding principal amount from time to time.
If applicable, the normal rate of Canadian non-resident withholding tax is 25% but such rate may be reduced under the terms of an applicable income tax treaty.
Generally, there are no other Canadian taxes on income (including taxable capital gains) payable by a Non-resident Holder under the Canadian Tax Act solely as a consequence of the acquisition, ownership or disposition of Notes by the Non-resident Holder.
Common Shares Acquired on a Bail-in Conversion
Dividends (including amounts on account or in lieu of payment of, or in satisfaction of, dividends) paid or credited or deemed to be paid or credited to a Non-resident Holder on any common shares of TD or common shares of an affiliate of TD that is a Canadian resident corporation will be subject to Canadian non-resident withholding tax of 25% but such rate may be reduced under the terms of an applicable income tax treaty.
A Non-resident Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition or deemed disposition of any common shares of TD or common shares of an affiliate of TD unless such shares constitute “taxable Canadian property” to the Non-resident Holder for purposes of the Canadian Tax Act at the time of their disposition, and such Non-resident Holder is not entitled to relief pursuant to the provisions of an applicable income tax treaty. Non-resident Holders should consult their own tax advisors with respect to their particular circumstances.

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Supplemental Plan of Distribution (Conflicts of Interest)
We have appointed TDS, an affiliate of TD, as the Agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, TDS will purchase the Notes from TD at the public offering price less the underwriting discount specified on the cover page hereof and may use all or a portion of that commission to allow selling concessions to other registered broker-dealers in connection with the distribution of the Notes. The underwriting discount represents the selling concessions for other dealers in connection with the distribution of the Notes. The Notes will generally be offered to the public at the public offering price, provided that certain fee based advisory accounts may purchase the Notes for as low as the price specified on the cover hereof and such registered broker-dealers may forgo, in their sole discretion, some or all of their selling concessions in connection with such sales. We or one of our affiliates may also pay a fee to iCapital Markets LLC, who is acting as a dealer in connection with the distribution of the Notes. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes.
Conflicts of Interest. TDS is an affiliate of TD and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. If any other affiliate of TD participates in this offering, that affiliate will also have a “conflict of interest” within the meaning of FINRA Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. This offering of the Notes will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, neither TDS nor any other affiliate of ours is permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We, TDS, another of our affiliates or third parties may use this pricing supplement in the initial sale of the Notes. In addition, we, TDS, another of our affiliates or third parties may use this pricing supplement in a market-making transaction in the Notes after their initial sale. If a purchaser buys the Notes from us, TDS, another of our affiliates or third parties, this pricing supplement is being used in a market-making transaction unless we, TDS, another of our affiliates or third parties informs such purchaser otherwise in the confirmation of sale.
Prohibition on Sales to EEA Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.
Prohibition on Sales to United Kingdom Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

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Additional Information Regarding the Estimated Value of the Notes
The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Pricing Date, based on prevailing market conditions, and will be communicated to investors in the final pricing supplement.
The economic terms of the Notes are based on our internal funding rate (which is our internal borrowing rate based on variables such as market benchmarks and our appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, estimated costs which we may incur in connection with the Notes and the estimated cost which we may incur in hedging our obligations under the Notes. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected to have an adverse effect on the economic terms of the Notes.
On the cover page of this pricing supplement, we have provided the estimated value range for the Notes. The estimated value range was determined by reference to our internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Notes and our internal funding rate. For more information about the estimated value, see “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity” herein. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Notes. For more information see the discussion under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity — The Estimated Value of Your Notes Is Based on Our Internal Funding Rate” herein.
Our estimated value on the Pricing Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which the Agent may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, the Agent or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market, if any, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately 3 months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
We urge you to read the “Additional Risk Factors” herein.

TD SECURITIES (USA) LLC	P-25